EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement of Nationwide Health Properties, Inc. on Form S-8 pertaining to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan of our report dated February 18, 2005, with respect to the consolidated financial statements and schedule of Nationwide Health Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Nationwide Health Properties, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nationwide Health Properties, Inc., filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Irvine, California
June 16, 2005